Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 6, 2009 relating to the consolidated financial statements of Brookfield Properties Corporation, the reconciliation of Canadian generally accepted accounting principles to accounting principles generally accepted in the United States and the effectiveness of Brookfield Properties Corporation’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Brookfield Properties Corporation for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/  Deloitte & Touche
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
May 13, 2009